                               SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )

Filed by the registrant[X]
Filed by a party other than the registrant[ ]
Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ] Definitive additional materials Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           SUNTRUST BANKS, INC.
- ---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

                             Raymond D. Fortin
- --------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):
[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
     6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(j)(4) and 0-
     11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
     (4)  Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing party:
     (4)  Date filed:

                                 SUNTRUST

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
SunTrust Banks, Inc.

    The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Room 10 of the Corporate Headquarters, 25 Park Place, N.E., Atlanta, Georgia, on Tuesday, April 18, 1995, at 9:30 A.M., local time, for the following purposes:

1. To elect five directors to serve until the 1998 Annual Meeting of Shareholders;

2. To vote upon a proposal to approve performance based compensation goals under the Management Incentive Plan to preserve the Company's tax deduction for plan awards;

3. To vote upon a proposal to approve performance based compensation goals under the Performance Unit Plan to preserve the Company's tax deduction for plan awards;

4.   To vote upon a proposal to approve the 1995 Executive Stock Plan;

5. To ratify the appointment of Arthur Andersen LLP as independent auditors for 1995; and

6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on February 15, 1995 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

                                 By Order of the Board of Directors

                                 Raymond D. Fortin
                                 Secretary
February 22, 1995


                          IMPORTANT NOTICE

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy as soon as possible in the postage paid envelope provided.

                           SUNTRUST BANKS, INC.
                            25 PARK PLACE, N.E.
                          ATLANTA, GEORGIA 30303

                    ----------------------------------
                              PROXY STATEMENT
                    ----------------------------------

    The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. (the "Company" or "SunTrust") in connection with the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 18, 1995 (the "Annual Meeting"). The enclosed proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have his shares voted by proxy even if he attends the Annual Meeting. The proxy may be revoked by the person giving it at any time before it is exercised, by notice to the Corporate Secretary of the Company, by submitting a proxy having a later date, or by such person appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for each of the proposals described below. This Proxy Statement and the enclosed proxy are being first mailed to the Company's shareholders on or about February 24, 1995.

                           ELECTION OF DIRECTORS
                                 (Item 1)

     Under the Bylaws of the Company, the number of directors constituting the Board of Directors is fixed at 14, with directors divided into three classes serving staggered three-year terms. There are four directors, H.
G. Pattillo, Robert W. Scherer, James B. Williams and James H. Williams, who have been nominated to stand for reelection as directors at the Annual Meeting in 1995. Mr. R. Randall Rollins has been nominated to stand for election as a director for a term expiring in 1998. In addition to the five nominees, there are nine other directors continuing to serve on the Board of Directors, whose terms expire in 1996 and 1997. The Board of Directors recommends that shareholders vote in favor of all of the nominees.

    The proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting of Shareholders, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director. The Company's Bylaws provide that a director shall retire as a director on the date of the annual meeting immediately succeeding such director's 70th birthday. Mr. Cason will retire as a director in accordance with this provision at the 1995 Annual Meeting. With respect to the current nominees, Mr. Scherer will retire at the 1996 Annual Meeting and H. G. Pattillo and James H. Williams will retire at the 1997 Annual Meeting in accordance with this provision of the Bylaws.

    Nominations for election to the Board of Directors may be made by any shareholder entitled to vote for the election of directors. In accordance with the Bylaws, nominations shall specify the class (term) of directors to which each person is nominated, shall be made in writing and shall be delivered or mailed to the Company's Chairman of the Board not later than April 4, 1995. Any such nomination shall contain the following information: (i) the name and address of the proposed nominee; (ii) the principal occupation of the proposed nominee; (iii) the total number of shares of issued and outstanding $1.00 par value per share common stock of the Company ("Company Common Stock") that, to the knowledge of the nominating shareholder, will be voted for the proposed nominee; (iv) the name and residence address of each nominating shareholder; (v) the number of shares of Company Common Stock owned by the nominating shareholder; (vi) the total number of shares of Company Common Stock that, to the knowledge of the nominating shareholder, are owned by the proposed nominee; and (vii) the signed consent of the proposed nominee to serve, if elected.

    The following table sets forth for each nominee and each director whose term continues after the meeting, his age, the number of shares of Company Common Stock beneficially owned by him on December 31, 1994, a brief description of his principal occupation and business experience during the last five years, and certain other directorships held. Unless indicated otherwise and except for Mr. Rollins, each nominee and director has served as a director of the Company since the Company's organization.

Nominees For Term Expiring in 1998:

                                                              Shares of
                                                              Common
Name                     Business Experience                  Stock(1)
- -----------------------  -----------------------------------  -------------
H. G. Pattillo#          A director since 1989, he is         40,761(2)
                         Chairman of the Board of Directors
                         of Pattillo Construction Company,
                         Inc. He is also a director of Eaton
                         Corporation, John H. Harland
                         Company and Protective Corporation.
                         Mr. Pattillo is 68.

R. Randall Rollins       He is Chairman of the Board and      30,909(3)
                         Chief Executive Officer of Rollins,
                         Inc. (since October 1991), a
                         consumer services company. He is
                         also the Chairman of the Board and
                         Chief Executive Officer of RPC
                         Energy Services, Inc., an oil and
                         gas field services and boat
                         manufacturing company. Mr. Rollins
                         is 63.

Robert W. Scherer#       He was Chairman of the Board of      28,437
                         Directors of Georgia Power Company
                         until his retirement in May 1989.
                         Until December 1988, he served as
                         Chief Executive Officer of Georgia
                         Power Company and from November
                         1987 until June 1988, he also
                         served as President. Mr. Scherer is
                         69.

James B. Williams*       He is Chairman of the Board of       1,096,436(4)
                         Directors (since April 1991) and
                         Chief Executive Officer (since
                         April 1990) of the Company. He
                         previously served as Vice Chairman
                         and President of the Company,
                         President of SunBanks, Inc. and
                         Vice Chairman and President of
                         Trust Company of Georgia. He is
                         also a director of The Coca-Cola
                         Company, Genuine Parts Company,
                         Georgia-Pacific Corporation,
                         Rollins, Inc., RPC Energy Services,
                         Inc. and Sonat Inc. Mr. Williams is
                         61.

James H. Williams#       He is the owner of Jim H. Williams   10,000
                         Real Estate, Ocala, Florida, a real
                         estate brokerage and development
                         firm. He is also a citrus producer
                         and private investor. He was
                         Lieutenant Governor of the State of
                         Florida from January 1975 to
                         January 1979. He also previously
                         served as Deputy Secretary of the
                         United States Department of Agricul
                         ture and President of the National
                         Stone Association, a trade
                         association. Mr. Williams is 68.


Directors Whose Term Expires in 1997

                                                              Shares of
                                                              Common
Name                     Business Experience                  Stock(1)
- -----------------------  -----------------------------------  -------------
J. Hyatt Brown*          He is Chairman, President and Chief  25,000
                         Executive Officer of Poe & Brown,
                         Inc., an insurance agency. He is
                         also a director of BellSouth
                         Telecommunications, Inc., FPL
                         Group, Inc., International Speedway
                         Corporation and Rock-Tenn Company.
                         Mr. Brown is 57.

T. Marshall Hahn, Jr.+   He is Honorary Chairman of the       122,448(5)
                         Board of Georgia-Pacific
                         Corporation, a manufacturer and
                         distributor of pulp, paper and
                         building products. He was Chairman
                         of the Board of Directors and Chief
                         Executive Officer of Georgia-
                         Pacific Corporation from February
                         1985 until his retirement in 1993.
                         He is also a director of Coca-Cola
                         Enterprises, Inc. and Norfolk
                         Southern Corporation. Mr. Hahn is
                         68.

David H. Hughes#         He is Chairman of the Board of       24,956(6)
                         Directors and Chief Executive
                         Officer of Hughes Supply, Inc., a
                         distributor of construction
                         materials. Mr. Hughes is 51.

Scott L. Probasco, Jr.*  A director since 1987, he is         1,036,693(7)
                         Chairman of the Executive Committee
                         of American National Bank and Trust
                         Company of Chattanooga (since
                         1989), a banking subsidiary of the
                         Company. He previously served as
                         President and Chief Administrative
                         Officer (1982-1985) and Vice
                         Chairman (1987-1989) of Third
                         National Corporation. He is also a
                         director of Chattem, Inc., Coca-
                         Cola Enterprises, Inc., Provident
                         Life and Accident Insurance Company
                         of America and Provident Life
                         Capital Corporation.  Mr. Probasco
                         is 66.

Directors Whose Term Expires in 1996

                                                              Shares of
                                                              Common
Name                     Business Experience                  Stock(1)
- -----------------------  -----------------------------------  -------------
James D. Camp, Jr.+      He is President of the law firm of   197,019(8)
                         Camp & Camp, P.A., established in
                         October 1988. Mr. Camp is 67.

Roberto C. Goizueta*     He is Chairman of the Board of       186,192(9)
                         Directors and Chief Executive
                         Officer of The Coca-Cola Company.
                         He is also a director of Eastman
                         Kodak Co., Ford Motor Company and
                         Sonat Inc. Mr. Goizueta is 63.

L. Phillip Humann*       Director of Coca-Cola Enterprises,   231,296(10)
                         Inc., Equifax Inc. and Haverty
                         Furniture Companies,Inc. Mr. Humann
                         is 49.

Joseph L. Lanier, Jr.+   He is Chairman of the Board and      6,800
                         Chief Executive Officer of Dan
                         River, Inc., a textile
                         manufacturing company. He
                         previously served as Chairman of
                         the Board and Chief Executive
                         Officer of West Point-Pepperell,
                         Inc., a consumer soft goods
                         company. He is also a director of
                         Dibrell Bros., Inc., Flowers
                         Industries, Inc. and Torchmark
                         Corporation. Mr. Lanier is 63.

J. Walter Tucker, Jr.*   He is Vice Chairman of the Board of  52,384(11)
                         Directors of Keystone Consolidated
                         Industries, Inc., a manufacturer of
                         steel and wire products. He
                         previously served as Chairman,
                         Chief Executive Officer, Vice
                         Chairman and President of Keystone
                         Consolidated Industries, Inc. He is
                         also President, Chief Executive
                         Officer and a director of Tucker &
                         Branham, Inc.,a mortgage banking,
                         real estate and insurance firm. He
                         is also a director of Valhi, Inc.
                         Mr. Tucker is 69.

* Member of Executive Committee of the Board of Directors
# Member of Audit Committee of the Board of Directors
+ Member of Compensation Committee of the Board of Directors

(1) Company Common Stock beneficially owned as of December 31, 1994. As of such date, no nominee or director was a beneficial owner of more than 1% of the outstanding shares of Company Common Stock. Except as otherwise indicated, each director possessed sole voting and investment power with respect to all shares set forth opposite his name.

(2) Includes 18,617 shares held by a foundation of which Mr. Pattillo is one of 6 directors and 600 shares owned by a foundation of which he is one of two Trustees; Mr. Pattillo disclaims beneficial ownership of all such shares and 10,000 shares owned by his spouse.

(3) As of January 31, 1995. Mr. Rollins shares voting and investment power with repect to 10,084 shares.

(4) Includes 94,189 shares held for the benefit of Mr. Williams under the Company's 401(k) Plan and 60,000 shares that are the subject of exercisable employee stock options. Also, includes 555,173 shares held by three foundations of which Mr. Williams is one of five Trustees; Mr. Williams disclaims beneficial ownership of all such shares. Mr. Williams shares investment power with respect to 36,164 shares.

(5) Includes 112,448 shares owned by a university of which Mr. Hahn is a Trustee and the Chairman of its Investment Committee; Mr. Hahn disclaims beneficial ownership of such shares.

(6) Includes 836 shares held in a trust as to which Mr. Hughes has sole voting and investment power; Mr. Hughes disclaims beneficial ownership of such shares.

(7) Mr. Probasco has sole investment power with respect to 412,900 of such shares and he shares investment power with respect to 623,793 of such shares. Mr. Probasco disclaims beneficial ownership of 311,897 of the shares listed.

(8) Includes 13,920 shares as to which Mr. Camp shares voting and investment power. Mr. Camp disclaims beneficial ownership of 24,923 shares.

(9) Includes 184,392 shares held by a foundation of which Mr. Goizueta is one of five Trustees; Mr. Goizueta disclaims beneficial ownership of such shares.

(10)Includes 11,112 shares held for the benefit of Mr. Humann under the Company's 401(k) Plan and 25,000 shares that are the subject of exercisable employee stock options.

(11)Includes 21,097 shares as to which Mr. Tucker shares voting and investment power.

Principal Shareholder and Management Stock Ownership

     The following sets forth certain information concerning persons known to the Company who may be considered a beneficial owner of more than 5% of the outstanding shares of Company Common Stock as of December 31, 1994.

                             Shares
                          Beneficially     Percent
Name and Address              Owned        of Class

Trust Company Bank One  12,702,013(1)(2)   10.98 %
Park Place, N.E.
Atlanta, Georgia 30303

(1) The shares shown were held by Trust Company Bank, a subsidiary of the Company, in various fiduciary or agency capacities. Trust Company Bank has sole voting power with respect to 4,852,492 of such shares and it shares voting power with respect to 704,542 of such shares, not including shares referred to in note 2 below. Trust Company Bank has sole investment power with respect to 3,635,931 of the total shares set forth above and it shares investment power with respect to 2,221,827 of such shares, not including the shares referred to in Note 2 below. Other bank subsidiaries of the Company may be considered the beneficial owners of an additional 6,335,600 or 5.39% of the outstanding shares of Company Common Stock at December 31, 1994, held in various fiduciary or agency capacities. These other bank subsidiaries of the Company have sole voting power with respect to 4,627,023 of such shares and they share voting power with respect to 1,045,433 of such shares; they have sole investment power with respect to 2,178,943 of such shares and they share investment power with respect to 3,434,866 of such shares. The Company, Trust Company Bank and each other subsidiary disclaim any beneficial interest in any of such shares.

(2) Includes 6,784,514 shares held by Trust Company Bank as Trustee under the Company's 401(k) Plan. Shares of Company Common Stock allocated to a participant's account are voted by the Trustee in accordance with instructions from such participant. The Trustee votes any unallocated shares of Company Common Stock and any shares for which it has not received timely instructions in accordance with its determination of the best interests of the participant.

    The following table sets forth the number of shares of Company Common Stock beneficially owned on December 31, 1994 by certain executive officers of the Company and by all directors and executive officers of the Company as a group (19 persons) and the percentage of the Company's outstanding shares owned by such group.

                             Shares       Percent
                          Beneficially      of
Beneficial Owner            Owned(1)     Class(2)
- -----------------------   -------------  ---------
John W. Spiegel                 165,994
Edward P. Gould                 161,852
Wendell H. Colson                94,244

All Directors and             3,536,975      3.05%
Executive Officers as a
Group

(1) Includes the following shares subject to exercisable stock options:
    Mr. Spiegel, 48,630 shares; Mr. Gould, 33,600 shares; Mr. Colson, 29,400 shares; all other executive officers, 106,000 shares.

(2) Outstanding shares represent the 115,679,426 shares of Company Common Stock outstanding on December 31, 1994, increased by the 217,630 shares subject to employee stock options referred to in Note 1. No executive officer owns 1% or more of the outstanding shares of Company Common Stock.

Board Committees, Attendance and Compensation

    The Company's Board of Directors has three standing committees -- the Executive Committee, the Audit Committee and the Compensation Committee. The Executive Committee serves as the Nominating Committee. Regular meetings of the Board are held quarterly.

    The Executive Committee has and may exercise all the lawful authority of the full Board of Directors, except that the committee may not (1) approve, or propose to the shareholders, any action that lawfully must be approved by the shareholders, (2) fill vacancies on the Board of Directors or any of its committees, (3) amend the Articles of Incorporation, or adopt, amend, or repeal the Bylaws of the Company, or (4) approve a dissolution or merger of the Company or the sale of all or substantially all of the assets of the Company. The Executive Committee serves as the Nominating Committee and may make recommendations to the Board with respect to the size and composition of the Board, reviews the qualifications of potential candidates and recommends nominees to the Board. The Executive Committee held 5 meetings during 1994.

    The Compensation Committee is responsible for approving the compensation arrangements for senior management. It is also responsible for administration of certain employee benefit plans, including the Executive Stock Plan, the Management Incentive Plan, the Performance Unit Plan, the 401(k) Plan, the 401(k) Excess Plan, the Performance Bonus Plan, the Retirement Plan and the Supplemental Executive Plan. The Compensation Committee held 5 meetings during 1994.

    The Audit Committee has the responsibility of recommending the independent auditors; reviewing and approving the annual plans of the independent auditors; approving the annual financial statements; and reviewing and approving the annual plan for the internal audit department, as well as a summary report of such department's findings and recommendations. The Audit Committee held 4 meetings during 1994.

    During 1994, the Board of Directors held 6 meetings. All the Company's directors attended at least 75% of the Board meetings and meetings of committees on which they served. Each director who is not also an employee of the Company or its subsidiaries receives an annual retainer of $35,000 and is paid a fee of $1,500 for each Board or committee meeting attended. Directors serving as directors of various of the Company's subsidiaries only receive meeting attendance fees for service on those Boards.
Directors may defer fees payable to them under the Company's Directors Deferred Compensation Plan. The return on such deferred amount is determined, at the election of the director, as if such funds had been invested in Company Common Stock or at a floating interest rate equal to the prime interest rate in effect at Trust Company Bank computed on a quarterly basis.

            EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

    Executive officers are elected annually by the Board following the Annual Meeting of Shareholders to serve for a one-year term and until their successors are elected and qualified. The Company's Bylaws provide that any material change in the title, salary, benefits or other terms of employment of any officer of the Company who holds the title of Chairman of the Board,

President or Chief Executive Officer requires the affirmative vote of at least two-thirds of the full Board of Directors. The following table sets forth the name of each executive officer of the Company and the principal positions and offices he holds with the Company. Unless otherwise indicated, each of these officers has served as an executive officer of the Company or a principal subsidiary for at least five years.


Name                         Information about Executive Officers
- -------------------  -----------------------------------------------------
James B. Williams    Chairman of the Board and Chief Executive Officer  of
                     the Company.

L. Phillip Humann    President of the Company.

John W. Spiegel      An  Executive  Vice  President  and  Chief  Financial
                     Officer of the Company. Mr. Spiegel is 53.

E. Jenner Wood III   An  Executive  Vice  President of the  Company  since
                     November 1993 with responsibility for trust and investment services. Prior to that time, he was an executive officer of Trust Company Bank, a subsidiary bank of the Company. Mr. Wood is 43.

John W. Clay, Jr.    Chairman  of the Board of Third National Corporation,
                     the Company's Tennessee banking affiliate.  Prior  to
                     assuming  that  position, he was Chairman  and  Chief
                     Executive Officer of Third National Bank.   Mr.  Clay
                     is 53.

Wendell H. Colson    Chairman  of  the  Board and President  of  SunBanks,
                     Inc.,  the  Company's Florida banking affiliate.   He
                     has  been  President of SunBanks,  Inc.  since  April
                     1989.   Prior to that time, he was a Senior Executive
                     Vice President of SunBanks, Inc.  Mr. Colson is 64.

Edward P. Gould      Chairman  of  the Board of Trust Company of  Georgia,
                     the  Company's Georgia banking affiliate.  He is also
                     Chairman of the Board and Chief Executive Officer  of
                     Trust  Company Bank.  He served as Vice  Chairman  of
                     Trust Company of Georgia (1985-1990) and President of
                     Trust Company Bank (1977-1985).  Mr. Gould is 64.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

    Decisions on compensation of the Company's executives are made by the four-member Compensation Committee of the Board (the "Committee"). Each member of the Committee is a non-employee director. The Committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Company. Consequently, the Committee places considerable importance on its task of designing and administering an executive compensation program.

Objectives of Executive Compensation

    The objectives of the Company's executive compensation program are to:
(1) increase shareholder value, (2) increase the overall performance of the Company, (3) increase the success of the banking unit directly impacted by the executive's performance, and (4) increase the performance of the individual executive.

Compensation Policy

    The general policy underlying the Company's executive compensation program is designed to:

    * Aid the Company in attracting, retaining and motivating high-performing executives.

    * Provide competitive levels of compensation consistent with achieving the Company's annual and long-term performance goals.

    *  Reward superior corporate performance.

    Executive compensation is reviewed relative to that of the Company's peer group. However, the Company's emphasis is on programs that provide incentive compensation rewards based on the Company's performance. The peer group is made up of the following bank holding companies: Banc One Corporation, Barnett Banks, Inc., Boatmen's Bancshares, Inc., CoreStates Financial Corp., First Interstate Bancorp, First Union Corporation, NationsBank Corporation, NBD Bancorp, Norwest Corporation, PNC Bank Corp., US Bancorp, Wachovia Corporation and Wells Fargo & Company (the "Peer
Group").   Base salary will remain conservative compared to the Peer Group with variable compensation opportunity being a significant part of the total compensation package. Peer Group comparative information is relevant, but the Company's position on total compensation is driven more by the Company's performance, individual performance and a sense of fairness. Thus, depending on the Company's performance in any particular year, an executive officer may receive compensation above or below the level of an officer in a competing company.

Components of Executive Compensation

The three primary components of executive compensation are:

    *   Base Salary

    *   Cash Incentive Plans

    *   Stock Incentive Plans

Base Salary

    Base salary is designed to provide acceptable levels of compensation to executives while helping the Company manage fixed labor expense.
Therefore, the Committee believes that executive officer base salary should be on the conservative side of a market-competitive range. Salaries for top executives are reviewed annually and are based on:

    *   Job scope and responsibilities

    *   Length of service

    * Corporate, unit, and individual performance (performance measures may include net income, earnings per share, return on assets, return on equity, growth, achievement of specific goals, etc.)

    *   Competitive rates for similar positions

    *   Subjective factors

    *   Cash Incentive Plans

The Company maintains two incentive plans in this category:

    * The Management Incentive Plan, which focuses on annual performance goal attainment.

    * The Performance Unit Plan, which focuses on performance over a three-year period.

    These variable compensation plans are designed so that: (1) the executive receives a bonus only if the Company or applicable subsidiary performance targets are met, and (2) a significant part of the executive's compensation is at risk.

     Management Incentive Plan

     Awards under the Management Incentive Plan ("MIP") are based on consolidated net earnings for Company participants, and on attainment of subsidiary net income goals for subsidiary participants. These goals are set for a one-year period, and are aimed at increasing short-term performance. Minimum targets are set and the level of attainment of such goals results in varying payouts. Maximum targets reflect ambitious earnings goals which are only attainable in an outstanding year, and thus, result in larger payouts.

     Participation in MIP is limited to a group of senior managers who have a material impact on Company performance. The participants are selected by the Committee and include the executive officers named in this Proxy Statement and approximately 300 other senior managers. Awards earned under MIP are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Management Incentive Plan payments are presented in the Summary Compensation Table under the heading "Bonus."

     Performance Unit Plan

     The Performance Unit Plan ("PUP") is aimed at motivating executives to attain specific goals set by the Committee over a three-year period. Approximately 150 participants are selected by the Committee to receive units (with a stated value of $30 per unit) based upon management level, scope of position, range of incentive compensation, individual performance and subjective factors. Two performance measurements are set for each three-year cycle which correspond to a minimum, target, and maximum payout value. These performance measurements are: (1) a three-year cumulative consolidated net income goal, and (2) a three-year cumulative earnings per share goal. At the end of each cycle, the payout value is determined by actual net income and earnings per share for the three-year period. The measurement which yields the highest award is the one that is used. This method was employed due to the Company's active share repurchase program and the desire not to penalize executives for this strategy. Straight line interpolation is used to calculate payout values between minimum, target, and maximum levels. These payouts are set forth in the Summary Compensation Table under the heading "LTIP Payouts."

Stock Incentive Plans

    One of the Committee's priorities is for executives to be significant shareholders so that the interests of executives are aligned with the interests of shareholders. The Company's executive officers have a significant equity stake in the Company, as reflected in the beneficial ownership information contained in this Proxy Statement.

     1986 Stock Plan

     The existing Executive Stock Plan (the "1986 Stock Plan") is designed to focus executives and other eligible participants on long-term performance of the Company. Performance-based restricted stock ("Performance Stock") continues to be the primary stock-based incentive vehicle made available to executives through the 1986 Stock Plan. Vesting of Performance Stock is contingent upon two conditions:
     (1) stock price increases over a period of five years, and (2) the participant must remain with the Company for 15 years after the first condition is met or until age 64 (or until a change of control of the Company occurs). Awards of Performance Stock occur as the stock price increases in increments of 20 percent over the grant date value. For each 20 percent increase in stock price, 20 percent of the shares granted are "awarded" to the participant. Performance Stock that is awarded is held in escrow by the Company. The participant must remain with the Company until the second condition is met before receiving the stock. If the second condition is not met, the executive forfeits the awarded shares. Performance Stock was granted to executives in 1990 and 1992. The first grant of Performance Stock has been awarded because the stock price doubled from the date of grant. Twenty percent of the shares granted in 1992 have been awarded because the stock price increased 20 percent. Executives receive dividends and voting rights on all shares awarded to them. There were no grants of Performance Stock during 1994.

     401(k) Matching Contributions

     The Company will match eligible employee contributions to the Company's 401(k) Plan, if the employee has completed one year of service with the Company and the Company has met a minimum target net income goal for the year, as established by the Committee. The matching contributions made by the Company consist of a guaranteed component and a performance component. The guaranteed match is determined by a schedule which yields matching ratios based on a comparison of net income results to the established target. If the minimum consolidated net income target is not achieved, no performance match will be made for the year.

     401(k) Excess Plan

     The Company also maintains an unfunded 401(k) Excess Plan to provide benefits otherwise payable to certain participants under the 401(k) Plan which exceed the tax qualified benefits under the 401(k) Plan as a result of certain federal tax restrictions. Under the 401(k) Excess Plan, the Company credits to an account for each participant an amount equal to the contribution to the 401(k) Plan that otherwise would have been made but for federal income tax restrictions on maximum contributions. Amounts credited to a participant's account generally have the same investment experience as would an investment by the participant in Company Common Stock. Contributions on behalf of the Company are made in cash. The Company contributed or expensed with respect to the 401(k) Plan and the 401(k) Excess Plan the amounts shown in the Summary Compensation Table under the heading "All Other Compensation."

Chief Executive Officer Compensation

    The executive compensation policy described above is applied in setting Mr. Williams' compensation. Mr. Williams participates in the same executive compensation plans available to other executive officers. The 1994 cash compensation of Mr. Williams was $1,687,790. Over half (61%) of this amount was earned in performance-driven incentives. Mr. Williams had a base salary of $650,000, and earned a Management Incentive Plan award of 49% of his base salary, or $317,790.

    In keeping with the Committee's desire for the Chief Executive Officer to maintain a long-term focus for the Company, much of Mr. Williams' variable compensation is provided through PUP. The number of PUP units granted to Mr. Williams for the 1992-94 PUP cycle was determined in an effort to provide a variable compensation opportunity such that if the aggressive performance target was achieved, Mr. Williams' total compensation would be competitive with chief executives of the companies in the Peer Group. Mr. Williams earned a PUP award of $720,000 for the 1992-94 PUP cycle. This represented a payout at the maximum $60 per unit value and is the result of the Company achieving the aggressive cumulative earnings per share target that was set by the Committee prior to the start of the 1992-94 cycle.

OBRA 93

    The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the annual income tax deduction for compensation in excess of $1 million paid to the Company's five most highly compensated executive officers. Exempt from this deduction limitation are payments subject to: (1) the attainment of an objective performance goal, (2) shareholder approval of performance goals, and (3) administration by a Committee of outside directors. For 1994, no individual earned compensation over $1 million that was not fully deductible because any amounts over $1 million were paid pursuant to compensation arrangements grandfathered under OBRA.

    In order to maintain the deductibility of awards paid to Covered Employees under the MIP and PUP in 1995 and thereafter, shareholder approval of the material terms of the performance goals (the attainment of which determine the compensation to be paid) is being sought by the Company at the Annual Meeting. Additionally, shareholder approval is being sought for a new SunTrust Executive Stock Plan.

Summary

    The Committee believes that this mix of conservative market-based salaries, significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on shareholder value.


Submitted by the Compensation Committee of the Company's Board of Directors.

            James D. Camp, Jr.
            Warren M. Cason, Chairman
            T. Marshall Hahn, Jr.
            Joseph L. Lanier, Jr.

Summary of Cash and Certain Other Compensation

    The following table shows, for the fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years to each of the six most highly compensated executive officers of the Company.

                     SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE
                                                Annual Compensation            Long-Term Compensation
                                         ---------------------------------   ---------------------------
                                                                  Other     Restricted
                                                                 Annual       Stock                     All Other
                                                                 Compen-      Awards          LTIP      Compensat
Name and Principal Position    Year      Salary       Bonus      sation      (Grants)        Payouts    ion <F2>
- ---------------------------   -------   ---------   ---------    --------   ----------      ---------   ---------
James B. Williams              1994      $650,000    $317,790      $9,112            -       $720,000      $21,199
 Chairman of the Board and     1993       550,000     189,461      16,950            -        720,000       20,743
 Chief Executive Officer       1992       500,000     175,000       4,927   $3,750,000 <F1>   367,800       22,032

L. Phillip Humann              1994       390,000     190,674       6,863            -        600,000       12,719
 President                     1993       330,000     113,676      10,071            -        360,000       12,493
                               1992       300,000     105,000       4,105    1,500,000 <F1>   140,990       13,219

John W. Spiegel                1994       295,000     144,228       4,665            -        300,000        9,621
 Executive Vice President      1993       250,000      86,119       7,608            -        180,000        9,493
 and Chief Financial           1992       220,000      77,000       2,628      937,500 <F1>    91,950        9,694
Officer

Edward P. Gould                1994       294,000      81,126       5,591            -        276,000        8,820
 Chairman of the Board of      1993       280,000      47,293       6,120            -        276,000        8,518
 Trust Company of Georgia      1992       270,000      42,575       3,806      375,000 <F1>   140,990       11,897

Jesse S. Hall                  1994       173,250      47,806       3,340            -        176,000        5,318
 Executive Vice President      1993       220,000      75,784       4,962            -        180,000        8,360
 <F3>                          1992       210,000      73,500       2,763      300,000 <F1>    91,950        9,253

<F1>Performance-based restricted stock ("Performance Stock") is held by the executive officers listed above under the Company's Executive
    Stock Plan.  Three events must occur with respect to such Performance
    Stock before the executive takes full title to the Performance Stock.
    Shares are granted, awarded, and finally vest.  After Performance
    Stock is granted by the Compensation Committee, 20% increments are awarded if and when there are comparable 20% increases in the average price of the Company's Common Stock from the initial price at the time of grant. For purposes of awarding each increment, the average price of the Company's Common Stock must maintain the target price during a period of 20 consecutive trading days. Awarded shares vest on the earliest of the following dates: (i) 15 years after the date shares are awarded to participants; (ii) at attaining age 64; (iii) in the event of the death or disability of a participant; or (iv) in the

                                    15

    event of a change in control of the Company as defined in the Executive Stock Plan. The values set forth in the table above are as of the date of grant. The individuals set forth in the table above held (were granted), subject to the terms and conditions of the Executive Stock Plan, the number of shares of restricted stock, including Performance Stock, with a value as of December 31, 1994, as follows: Messrs. Williams 340,000 shares, $16,235,000; Humann 140,000 shares, $6,685,000; Spiegel 85,000 shares, $4,058,750; Gould 35,000 shares, $1,671,250; and Colson 65,000 shares, $3,103,750.  As described above, not all such shares have been awarded, and, except for Mr. Hall and Mr. Colson, no shares held by the named individuals have vested. The price of the Company's Common Stock would have to reach $76 for a certain period of time before all the shares listed in the table above would be awarded. Dividends were paid in 1994 on shares of awarded Performance Stock as follows: Messrs. Williams
    $343,200; Humann $142,560; Spiegel $85,800; Gould $35,640; and Colson
    $31,360.

<F2>Amounts contributed by the Company to the 401(k) Plan and the 401(k)
    Excess Plan.

<F3>Mr. Hall retired on September 30, 1994.

Shareholder Return

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Major Regional Bank Composite Index for the period of five years commencing December 31, 1989 and ended December 31, 1994.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                   VALUE OF $100 INVESTED ON DECEMBER 31, 1989 AT:

                 12/31/90   12/31/91   12/31/92  12/31/93   12/31/94
                 --------   --------   --------  --------   --------
SunTrust          $103.50    $187.10    $210.71   $222.49    $242.63
Regional Banks      71.33     127.61     162.50    172.28     163.06
S&P 500             96.89     126.42     136.05    149.76     151.74

    * Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

Option Exercises and Holdings

    The following table sets forth information with respect to the named executives concerning the exercise of options during 1994 and unexercised options held as of December 31, 1994. No options were granted to executive officers in 1994.

AGGREGATE OPTION EXERCISES IN 1994 AND DECEMBER 31, 1994 OPTION VALUES
                                               Number of Securities
                                              Underlying Unexercised    Value of Unexercised In-
                                                    Options at           the-Money Options at
                      Shares                     December 31, 1994         December 31, 1994
                     Acquired                 -----------------------   -----------------------
                        on         Value       Exerci-      Unexer-      Exerci-      Unexer-
      Name           Exercise     Realized      sable       cisable       sable       cisable
 ----------------   ----------   ----------   ----------   ----------   ----------   ----------
James B. Williams       13,000     $287,675       60,000            -   $1,485,000            -
L. Phillip Humann        8,700      194,163       25,000            -      618,750            -
John W. Spiegel         11,700      346,844       48,630            -    1,274,493            -
Edward P. Gould          4,400      124,850       33,600       20,000      830,525     $507,500
Wendell H. Colson            -            -       29,400       20,000      730,400     $507,500
Jesse S. Hall                -            -       20,000            -      507,500            -

Long-Term Incentive Plan

    The following table provides information concerning the Company's
Performance Unit Plan ("PUP"). The PUP provides for the award of performance units ("Units"), each with a stated grant value, to key employees of the Company and its subsidiaries by the Compensation
Committee. The grant value and number of Units awarded to a participant for each performance measurement cycle is determined by the Compensation
Committee as of the grant date. The final value of the Units granted under each award may range from zero to 200% of the grant value and will be determined by the Compensation Committee at the end of each performance measurement cycle based on the achievement of either consolidated net earnings goals or earnings per share goals established by the Compensation
Committee for that cycle. Payment of an award earned under the PUP is contingent upon continuous employment with the Company until the end of the award cycle, except for payments made in the event of retirement, death, disability, or in the event of a change in control.


LONG-TERM INCENTIVE PLAN - AWARDS IN 1994
                                                 Estimated Future Payouts under
                                                   Non-Stock Price-Based Plans
                                               ------------------------------------
                                Performance
                                Period Until
                    Number of    Maturation
      Name            Units      or Payout     Threshold      Target      Maximum
- -----------------   ---------   ------------   ----------   ----------   ----------
James B. Williams      12,000     3 years        $180,000     $360,000     $720,000
L. Phillip Humann      10,000     3 years         150,000      300,000      600,000
John W. Spiegel         6,000     3 years          90,000      180,000      360,000
Edward P. Gould         4,600     3 years          69,000      138,000      276,000
Wendell H. Colson       4,600     3 years          69,000      138,000      276,000

                                    17

Pension Plans

    The following table shows estimated combined retirement benefits payable to a covered participant at normal retirement age under the Company's Retirement and Supplemental Executive Plans as described below.

                            PENSION PLAN TABLE

                             Years of Service

Remuneration      15           20           25       30 or More
- ------------  -----------  -----------  -----------  -----------
    $300,000     $180,000     $180,000     $180,000     $180,000
     400,000      240,000      240,000      240,000      240,000
     500,000      300,000      300,000      300,000      300,000
     600,000      360,000      360,000      360,000      360,000
     700,000      420,000      420,000      420,000      420,000
     800,000      480,000      480,000      480,000      480,000
     900,000      540,000      540,000      540,000      540,000
   1,000,000      600,000      600,000      600,000      600,000
   1,100,000      660,000      660,000      660,000      660,000
   1,200,000      720,000      720,000      720,000      720,000
   1,300,000      780,000      780,000      780,000      780,000
   1,400,000      840,000      840,000      840,000      840,000
   1,500,000      900,000      900,000      900,000      900,000
   1,600,000      960,000      960,000      960,000      960,000
   1,800,000    1,080,000    1,080,000    1,080,000    1,080,000
   2,000,000    1,200,000    1,200,000    1,200,000    1,200,000
   2,200,000    1,320,000    1,320,000    1,320,000    1,320,000

    The Company's Retirement Plan is a noncontributory retirement plan for the benefit of eligible employees of the Company and its subsidiaries. The Company has also established a nonqualified Supplemental Executive Plan (the "Supplemental Plan") to pay benefits to certain Retirement Plan participants that exceed the benefits payable to such Plan participants under the Retirement Plan as a result of federal tax restrictions. The Supplemental Plan provides such benefits to certain key employees of the Company and its subsidiaries as designated by the Compensation Committee. The maximum annual benefits payable under the Supplemental Plan will equal 60% of the average annual income (defined as base salary, and payments made under the Management Incentive Plan and the Performance Unit Plan, which are shown in the Summary Compensation Table) earned during the 60 consecutive months of employment preceding retirement, reduced by annual benefits payable at retirement under the Retirement Plan, Social Security benefits at age 65, and certain other nonqualified, unfunded retirement arrangements maintained by the Company. Upon retirement, the Supplemental Plan benefit will be paid in the form of a life annuity if the participant is unmarried or in the form of an actuarial equivalent 100% joint and survivor annuity if the participant is married. The Compensation Committee may approve the payment of benefits in the form of a lump sum. Retirement benefits under the Supplemental Plan vest when a participant has completed ten years of service with the Company and is 60 years old.

    The compensation earned in 1994 for the individuals named in the Summary Compensation Table included for the computation of benefits payable under the Supplemental Plan and credited years of service is as follows:
Messrs. Williams, $1,687,790, 39 years of service; Humann, $1,180,674, 25 years of service; Spiegel, $739,228, 29 years of service; Gould, $651,126, 39 years of service; Colson, $626,883, 32 years of service; and Hall, $397,056, 44 years of service.

    The Supplemental Plan provides that in the event of a change in control of the Company (as defined in the Supplemental Plan), all benefits accrued for participants who are involuntarily terminated or who terminate for good reason within three years after a change in control shall immediately vest. Under such circumstances, benefits would be calculated using the highest compensation for any twelve consecutive month period during the 60 consecutive month period which ends immediately before the termination of employment. Further, the participant's credited service may be increased under certain circumstances up to three years. Termination for good reason means a termination made primarily because of a failure to elect or reelect a participant to a position he held with the Company prior to the change in control or a substantial change or reduction in responsibilities or compensation. The Supplemental Plan further provides that in the event of a termination as described above, participants in the Supplemental Plan will continue to receive health, life and disability benefit coverage for up to two years after such termination.

Compensation Committee Interlocks and Insider Participation

    Messrs. Camp, Cason, Hahn and Lanier served as members of the Compensation Committee throughout 1994. During 1994, the Company's bank subsidiaries engaged in customary banking transactions and had outstanding loans to certain of the Company's directors, including Mr. Cason, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features. Holland & Knight, of which Mr. Cason is a partner, provided legal services to the Company and certain of its subsidiaries in 1994, and it is anticipated that Holland & Knight will provide legal services to the Company and its subsidiaries in 1995. Camp & Camp, P.A., of which Mr. Camp is a partner, provided legal services to a subsidiary of the Company in 1994, and it is anticipated that Camp & Camp, P.A. will provide legal services to the Company or its subsidiaries in 1995.

  PROPOSAL FOR APPROVAL OF PERFORMANCE BASED COMPENSATION GOALS UNDER THE
 MANAGEMENT INCENTIVE PLAN TO PRESERVE THE COMPANY'S TAX     DEDUCTION FOR
                                PLAN AWARDS

                                 (Item 2)

Background

    The Company has in the past provided cash awards to certain designated executive officers under the Company's Management Incentive Plan (the "MIP"). Short term performance is emphasized through the MIP, which has a payout based on reaching net income goals for a one-year period that are set by the Compensation Committee of the Board of Directors (the "Committee"). Participation in this plan is limited to a select group of senior management who have a material impact on Company performance. MIP, in substantially the form described herein, has been an important part of the Company's executive compensation program for a number of years and its operation is described earlier in this Proxy Statement.
    Changes to federal tax law enacted in 1993 impact the deductibility of awards paid under the MIP. Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)"), provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year ("Covered Employees") will not be deductible for federal income tax purposes unless certain conditions are met. One such condition is that the compensation qualify as "performance-based compensation". In addition to other requirements for qualification as performance-based compensation, shareholders must be advised of and must approve the material terms of the performance goals under which compensation is to be paid. The proposed income tax regulations provide that such material terms consist of (i) the individuals eligible to receive compensation, (ii) a general description of the business criteria on which the performance goals are based, and (iii) either the maximum amount of the compensation to be paid or the formula used to calculate the amount of compensation if the performance goals are met.

    The Company intends that awards to Covered Employees under the MIP qualify as performance-based compensation within the meaning of Section 162(m). On November 8, 1994 the Board of Directors of the Company approved certain amendments to the MIP which were designed to ensure that, to the extent possible, awards payable under the MIP would be fully deductible by the Company for purposes of Section 162(m). In order to maintain the deductibility of awards paid to Covered Employees under the MIP, shareholders are asked at the Annual Meeting to approve the material terms of the performance goals, which are described below. These performance goals are substantially similar to the goals used since 1986.

Individuals Eligible

    Participants in MIP must be key executive employees of the Company or a subsidiary. Participants are selected by the Committee based on the employee's contributions to the growth and profitability of the Company and its subsidiaries. For 1995, the participants include the Covered Employees and approximately 300 other senior executives.

Business Criteria upon which Performance Goals are Based

    Prior to the beginning of each plan year, the Committee will establish separate performance objectives for the Company and each subsidiary which will be based on each such organization's net income. Each entity will have a minimum net income objective, a maximum net income objective, and such other net income objectives between the minimum and the maximum as the Committee deems appropriate. Net income is defined as the consolidated net income with respect to the Company and, with respect to each subsidiary, either its net income or certain components of its net income, as specified by the Committee prior to the commencement of each plan year, adjusted to exclude items which should be excluded as being extraordinary in nature as determined by the Committee; provided that no adjustment will be made with respect to a Covered Employee if the Committee determines that such adjustment will cause an award to such Covered Employee to fail to qualify as performance-based compensation under Section 162(m).

Target and Maximum Awards

    The Committee will assign to each participant certain award values, specified as percentages of the participant's base wages, which will correspond to the minimum, target and maximum net income objectives. If the participant's employer achieves the minimum, target or maximum net income objective, the participant will be paid an award which is calculated based on the corresponding percentage of the participant's base wages. No award will be paid if the participant's employer does not achieve the minimum net income objective. Straight line interpolation will be used to calculate awards when net income falls between any two specified net income objectives. The highest level of award that may be paid for any plan year to a participant is $1 million. For purposes of calculating awards, base wages means the base salary paid to a participant by the Company or a subsidiary during a plan year, excluding bonuses, overtime, commissions and other compensation.

    Notwithstanding the terms of any award, the Committee in its sole discretion may reduce the amount of an award payable to any participant for any reason, including the Committee's judgment that the performance objectives have become an inappropriate measure of achievement, a change in the employment status, position or duties of the participant, unsatisfactory performance of the participant, or the participant's service for less than the entire plan year.

    The amounts that will be awarded to the MIP participants are not currently determinable. The following table sets forth the bonus amounts that would have been paid to the individuals and classes of participants listed in such table under MIP for 1995 assuming 1994 payout percentages and 1995 base wages. Actual bonuses paid for 1995 could be less than or greater than those assumed below depending on the extent to which net income objectives are met.

             1995 Possible Management Incentive Plan Payments

                  Name and Position                    Dollar Value
- -----------------------------------------------------  -------------
James B. Williams Chairman of the Board and Chief            342,236
Executive Officer

L. Phillip Humann President                                  207,786

John W. Spiegel Executive Vice President and Chief           158,895
Financial Officer

Edward P. Gould Chairman of the Board of Trust                84,437
Company of Georgia

Wendell H. Colson Chairman of the Board of Sun Banks,         80,022
Inc.

Executive Group (including the persons named above)          993,409

Non-Executive Officer Employee Group                       4,000,000

Shareholder Approval Requirements

    According to the proposed income tax regulations under Section 162(m), no changes can be made to the material terms of the performance goals unless such changes are approved by the shareholders. Furthermore, if the Committee has authority to change the objectives under the performance goals, as provided in the MIP, the material terms of the performance goals must be reapproved by the shareholders five years after initial shareholder approval. Otherwise, the Board of Directors or the Committee may amend the MIP without shareholder approval.

    If the material terms of the performance goals are not approved by the shareholders, the MIP will remain in effect and awards may be granted to participants who are not Covered Employees. Further, the Board retains authority to develop and implement alternate means of fairly compensating executive officers, including the Covered Employees.

    The Board of Directors believes it is in the best interests of the Company for the shareholders to approve the material terms of the performance goals under which awards are paid pursuant to the MIP. Thus, the Board recommends that shareholders vote FOR the proposal described above.

  PROPOSAL FOR APPROVAL OF PERFORMANCE BASED COMPENSATION GOALS UNDER THE
 PERFORMANCE UNIT PLAN TO PRESERVE THE COMPANY'S TAX    DEDUCTION FOR PLAN
                                  AWARDS

                                 (Item 3)

Background

    The Company has in the past provided cash awards to certain designated executive officers under the Company's Performance Unit Plan ("PUP"). Longer-term performance is emphasized through the PUP, which has a payout based on reaching either net income goals or earnings per share goals over a three year cycle. The goals are set by the Committee, and the awards are paid early in the year which follows each cycle. Participation in this plan is limited to a select group of senior management who have a material impact on Company performance. PUP, in substantially the form described, has been an important part of the Company's executive compensation program for a number of years and its operation is described earlier in this Proxy Statement.

    The Company intends that awards to Covered Employees under the PUP qualify as performance-based compensation within the meaning of Section 162(m). On November 8, 1994 the Board of Directors of the Company approved certain amendments to the PUP which were designed to ensure that, to the extent possible, awards payable under the PUP would be fully deductible by the Company. In order to maintain the deductibility of awards paid to Covered Employees under the PUP for purposes of Section 162(m), shareholders are asked to approve the material terms of the performance goals, which are described below. These performance goals are substantially similar to the goals used since 1988.

Individuals Eligible

    Participants in PUP must be key executive employees of the Company or a subsidiary. Participants are selected by the Committee based on the employee's potential to contribute to the growth and profitability of the Company and its subsidiaries. For 1995, the participants include the Covered Employees and approximately 150 other senior executives.

Business Criteria upon which Performance Goals are Based

    Prior to the beginning of each performance measurement cycle (which is generally a period of three consecutive calendar years), the Committee will establish two performance measurements for each cycle. The first performance measurement is a three-year consolidated net income objective and the second performance measurement is a three-year cumulative earnings
per share objective.   Each performance measurement will have a minimum
objective, a maximum objective, and such other objectives between the minimum and maximum as the Committee deems appropriate. The minimum, maximum and other objectives between the minimum and maximum will have corresponding final values assigned to them which will be used to calculate the amount of awards to participants.

    Net income is defined as the Company's consolidated net income for each calendar year in each performance measurement cycle, adjusted to exclude items which should be excluded as being extraordinary in nature as determined by the Committee; provided that no adjustment will be made with respect to a Covered Employee if the Committee determines that such adjustment will cause an award to such Covered Employee to fail to qualify as performance-based compensation under Section 162(m). Earnings per share for each calendar year in each performance measurement cycle means the primary earnings per common share of the Company, subject to the same adjustments as described above for net income.

Target and Maximum Awards

    The Committee will grant to each participant a certain number of performance units with each unit having an assigned value. The Committee determines the number of units to grant to each participant based on management level, base salary, range of possible cash incentive compensation, individual performance and subjective factors. At the end of each cycle, awards are determined based upon the Company's achieving or exceeding the performance objectives set by the Committee. Currently, whichever measurement (net income or earnings per share) produces the higher award value is the one which is used. Awards are determined by multiplying each participant's number of performance units by the final value which corresponds to the achievement of the performance goals. No awards will be paid if both net income and earnings per share fall below the minimum objectives. Straight line interpolation will be used to calculate the awards when net income or earnings per share fall between any two specified net income or earnings per share objectives, as applicable. No participant may receive an award in excess of $1 million for any performance measurement cycle.

    Notwithstanding the terms of any award, the Committee in its sole discretion may reduce the amount of an award payable to any participant for any reason, including the Committee's judgment that the performance objectives have become an inappropriate measure of achievement, a change in the employment status, position or duties of the participant, unsatisfactory performance of the participant, or the participant's service for less than the performance measurement cycle.

    The amounts that will be awarded under the 1995 - 1997 PUP cycle are not currently determinable. The following table sets forth the maximum possible bonus amounts that could be paid to the individuals and classes of participants listed in such table under the 1995 - 1997 PUP cycle. The amounts disclosed in the table have been computed assuming attainment of the maximum net income and/or earnings per share objectives for the Company. Actual bonuses will be less than those assumed below if maximum net income objectives and/or earnings per share objectives are not met.

     1995 - 1997 Cycle Maximum Possible Performance Unit Plan Payments

                  Name and Position                    Dollar Value
- -----------------------------------------------------  -------------
James B. Williams Chairman of the Board and Chief           $720,000
Executive Officer

L. Phillip Humann President                                  600,000

John W. Spiegel Executive Vice President and Chief           360,000
Financial Officer

Edward P. Gould Chairman of the Board of Trust               276,000
Company of Georgia

Wendell H. Colson Chairman of the Board of Sun Banks,        276,000
Inc.

Executive Group (including the persons named above)        2,706,000

Non-Executive Officer Employee Group                      10,263,000

Shareholder Approval Requirements

    According to the proposed income tax regulations under Section 162(m), no changes can be made to the material terms of the performance goals unless such changes are approved by the shareholders. Furthermore, if the Committee has authority to change the objectives under the performance goals, as provided in the PUP, the material terms of the performance goals must be reapproved by the shareholders five years after initial shareholder approval. Otherwise, the Board of Directors or the Committee may amend the PUP without shareholder approval.

    If the material terms of the performance goals are not approved by the shareholders, the PUP will remain in effect and awards may be granted to participants who are not Covered Employees. Further, the Board retains authority to develop and implement alternate means of fairly compensating executive officers, including the Covered Employees.

    The Board of Directors believes it is in the best interests of the Company for the shareholders to approve the material terms of the performance goals under which awards are paid pursuant to the PUP. Thus, the Board recommends that shareholders vote FOR the proposal described above.

  PROPOSAL TO APPROVE THE SUNTRUST BANKS, INC. 1995 EXECUTIVE STOCK PLAN

                                 (Item 4)

Background

    The SunTrust Banks, Inc. 1995 Executive Stock Plan ("the 1995 Stock Plan") was adopted by the Board of Directors of the Company on November 8, 1994, subject to and effective upon approval by the shareholders at the Annual Meeting. Upon approval of the 1995 Stock Plan by the shareholders, management anticipates that no further grants will be made under the Executive Stock Plan currently in place, which is referred to elsewhere in this Proxy Statement as the 1986 Stock Plan. Grants that may be made under the 1995 Stock Plan are not currently determinable. The Board of Directors continues to believe that stock-based incentives are important factors in attracting, retaining and rewarding employees and closely aligning their interests with those of shareholders. The following is a summary of the material terms of the 1995 Stock Plan. This summary is qualified in its entirety by the complete terms of the 1995 Stock Plan as set forth in Exhibit A hereto.

Grants

    The 1995 Stock Plan provides for grants of options to purchase Company Common Stock, restricted shares of Company Common Stock (which may be subject to both grant and forfeiture conditions) ("Restricted Stock"), and grants of stock appreciation rights (entitling the grantee to receive the difference in value between the underlying Company Common Stock on the date of exercise and the value of such Company Common Stock on the date of grant) ("SARs"), which may be either freestanding or granted in tandem with an option. Options to purchase Company Common Stock may be either incentive stock options ("ISOs"), which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which are not intended to satisfy the requirements of Section 422 of the Code ("NQOs").

Securities to be Offered

    There will be 5,000,000 shares of Company Common Stock reserved for use under the 1995 Stock Plan, of which up to 2,500,000 may, but need not be, granted as Restricted Stock. Any shares subject to an option that remain unissued after the cancellation, expiration or exchange of an option and any shares of Restricted Stock which are forfeited will again become available for use under the 1995 Stock Plan. Any shares which are surrendered for cash or Company Common Stock, or a combination thereof, and any shares of Company Common Stock used to satisfy a withholding obligation shall not again become available for use under the 1995 Stock Plan.

Administration of Plan

    The 1995 Stock Plan will be administered by the Committee, which has the sole authority to grant options, SARs and Restricted Stock. The Committee must consist of at least two Directors, none of whom are eligible to receive benefits under the 1995 Stock Plan and each of whom is a disinterested person under Rule 16b-3 under the Securities Exchange Act of 1934 ("16b-3") and each of whom shall be or be treated as an "outside director" for purposes of Section 162(m). The Board has authorized the Committee to interpret the 1995 Stock Plan, to determine the key employees to receive grants, the number of shares to be granted, the terms of option grants and restrictions on shares, the provisions of the respective option, Restricted Stock and SAR agreements (which need not be identical) and to take such other action in the administration and operation of the 1995 Stock Plan as the Committee deems equitable under the circumstances. The Board of Directors, however, has reserved to itself the right to act with respect to any matters concerning: (1) certain corporate transactions in which there is a change in control (as defined in the 1995 Stock Plan) with no assumption or substitution of options, SARs or Restricted Stock granted under the 1995 Stock Plan (in which case (i) options and SARs may be cancelled unilaterally by the Company in exchange for a payment of whole shares of Company Common Stock, and cash in lieu of fractional shares, if any, which the holder would have received if on the date set by the Board he or she had exercised his or her SAR in full or if he or she had exercised a right to surrender his or her outstanding option in full; (ii) options and SARs may be cancelled unilaterally if the option price or SAR share value at grant equals or exceeds the fair market value of a share of Company Common Stock on such date; and (iii) the grant and forfeiture conditions on Restricted Stock may be deemed satisfied); or (2) any adjustment in the number of shares reserved for issuance under the 1995 Stock Plan, in the number of shares of Restricted Stock granted and any related restrictions, the number of shares of Company Common Stock subject to options, the option price, the SAR grant value and the number of shares of Company Common Stock related to any SAR to equitably reflect any change in the capitalization of the Company, including, but not limited to Company Common Stock dividends or Company Common Stock splits or to reflect certain corporate transactions; or (3) the amendment or termination of the 1995 Stock Plan. However, no amendment may be effected without approval of the Company's shareholders that would (i) increase the number of shares of Company Common Stock reserved under the 1995 Stock Plan (other than to reflect a change in the capitalization of the Company or to reflect certain corporate transactions); (ii) extend the term of the 1995 Stock Plan or extend the maximum exercise period of Company Common Stock options or decrease the minimum option price or the minimum SAR value; (iii) change the class of employees eligible to receive options, SARs or Restricted Stock under the 1995 Stock Plan or materially modify the eligibility requirements of the 1995 Stock Plan; or (iv) otherwise materially increase (within the meaning of 16b-3) the benefits accruing to key employees under the 1995 Stock Plan.

Eligibility

    The Committee will select key employees to participate in the 1995 Stock Plan. A key employee means any employee of the Company or any subsidiary, who, in the judgment of the Committee, is important to the success of the Company or a subsidiary and who is not a 10% shareholder of the Company.

Terms of Options

    The 1995 Stock Plan authorizes the grant of ISOs or NQOs, both of which are exercisable for shares of Company Common Stock. The price at which an option may be exercised for a share of Company Common Stock may not be less than the fair market value of a share of Company Common Stock on the date the option is granted. The "fair market value" means the closing price per share of Company Common Stock on the New York Stock Exchange as reported in The Wall Street Journal on the date the option is granted, or if no such closing price is available on such day, the closing price for the immediately preceding business day.

    The period during which an option may be exercised shall be determined by the Committee at the time of option grant and may not extend more than 10 years from the date of grant. An option or portion thereof that is not exercised before expiration of the applicable option period shall terminate. An option agreement may provide for the exercise of an option after the employment of a key employee has terminated for any reason, including death or disability. No grants will be made after December 31, 2004.

    The aggregate fair market value of ISOs granted to a key employee under the 1995 Stock Plan and incentive stock options granted under any other stock option plan adopted by the Company or a subsidiary which first becomes exercisable in any calendar year which begins on or after January 1, 1995 may not exceed $100,000. Furthermore, a key employee, other than the Company's chief executive officer, may be granted in any calendar year one or more options, or one or more SARs, or one or more options and SARs in any combination which, individually or in the aggregate, relate to no more than 60,000 shares of Company Common Stock. The Company's chief executive officer is subject to the same limitation, except that the maximum number of shares of Company Common Stock is increased to 100,000.

Stock Appreciation Rights

    Under the 1995 Stock Plan, stock appreciation rights may be granted as part of an option (a "Related Option") with respect to all or a portion of the shares of Company Common Stock subject to the Related Option (a "Tandem SAR") or may be granted separately (a "Freestanding SAR") ("Tandem SARs and Freestanding SARs are collectively referred to as "SARs"). The share value of a Freestanding SAR shall be set forth in the related SAR agreement, and may not be less than the fair market value of a share of Company Common Stock on the date of grant of the SAR. The share value of a Tandem SAR shall be determined by the exercise price of the Related Option, which also may not be less than the fair market value of a share of Company Common Stock on the date of grant. The grant of SARs may be subject to such other terms as the Committee deems appropriate.

    When a Freestanding SAR is exercised, the key employee receives a payment determined by calculating the difference between the share value at grant as set forth in the SAR agreement and the fair market value of a share of Company Common Stock on the date of exercise. On the exercise of a Tandem SAR, the Related Option is deemed to be surrendered to the extent of the number of shares of Company Common Stock for which the Tandem SAR is exercised, and the payment is based on the increase in fair market value of a share of Company Common Stock on the exercise date over the share value stated in the option agreement. Payment may be made in cash or stock, or a combination of cash and stock. The form and timing of payments shall be determined by the Committee.

Restricted Stock

    Shares of Restricted Stock may be granted to key employees and may be subject to one or more contractual restrictions applicable generally or to a key employee in particular, as established by the Committee at the time of grant and as set forth in the related Restricted Stock agreement. The agreement will set forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the key employee's interest in the Restricted Stock will be forfeited. Such restrictions must include a prohibition on the sale or transfer of such shares until the employee fulfills one or more employment, performance or other grant or forfeiture conditions, if any, established by the Committee at the time of grant. As soon as practicable after a grant has become effective, the shares are registered to or for the benefit of the employee. The Restricted Stock agreement will state whether the employee has the right to receive any cash dividends paid with respect to the shares of Restricted Stock. If the employee has no right to receive cash dividends, the agreement may give the employee the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Company Common Stock dividends declared on the shares of Restricted Stock after grant but before the shares are forfeited or become nonforfeitable are treated as part of the grant of the related Restricted Stock. An employee has the right to vote the shares of Restricted Stock after grant until they are forfeited or become nonforfeitable.

    Shares of Restricted Stock may vest in installments or in lump sum amounts upon satisfaction of the stipulated conditions. If the restrictions are not satisfied, the shares are forfeited back to the Company and again become available under the 1995 Stock Plan. To enforce the restrictions, all shares of Restricted Stock will be held by the Company until the restrictions are satisfied. The exercise or surrender of any option granted under the 1995 Stock Plan and the acceptance of a Restricted Stock grant shall constitute an employee's full and complete consent to whatever actions the Committee deems necessary to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise or surrender of such Restricted Stock. The Committee also can provide in an option agreement or Restricted Stock agreement that an employee may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of Company Common Stock actually transferred to the employee under the 1995 Stock Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under 16b-3. Grants of Restricted Stock will be effective for periods as determined by the Committee, provided no Restricted Stock may be granted after the earlier of December 31, 2004 or the date on which all shares of Company Common Stock reserved under the 1995 Stock Plan have been issued or are unavailable for the 1995 Stock Plan use, in which event the 1995 Stock Plan also shall terminate on such date.

    In the case of Restricted Stock grants which vest only on the satisfaction of performance objectives, the Committee shall determine the performance objectives to be used in connection with Restricted Stock awards and shall determine the extent to which such objectives have been met. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon such Company and/or subsidiary performance factors and criteria as the Committee in its sole discretion shall select among one or more of the following: stock price, earnings per share, return on equity, net income, return on assets or total return to shareholders.

Certain Federal Income Tax Consequences

    The following summary generally describes the principal federal income tax consequences of certain events under the 1995 Stock Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

    (a) Options and Stock Appreciation Rights

           An employee will not be subject to any federal income tax upon the grant of an option or SAR granted pursuant to the 1995 Stock Plan.

           An employee will not recognize income for federal income tax purposes (and the Company will not be entitled to any federal income tax deduction) as a result of the exercise of an ISO and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus certain employees may have an increase in their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

           If the shares transferred pursuant to the exercise of an ISO are disposed of within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the "ISO holding periods"), the employee will recognize ordinary income equal to the lesser of (i) the excess of the amount realized on the disposition over the price paid for the shares (the "gain realized") or (ii) the excess of the fair market value of the shares when transferred to the employee at exercise over the exercise price for such shares.

           If the shares transferred upon the exercise of an ISO are disposed of after the ISO holding periods have been satisfied, such disposition generally results in long term capital gain or long term capital loss with respect to the gain or loss realized on the disposition. The Company will not be entitled to a federal income tax deduction as a result of a disposition of such shares after the ISO holding periods have been satisfied.

           Ordinary income will be recognized upon exercise of an NQO. Generally, the ordinary income realized is the excess, if any, of the fair market value of the shares of Company Common Stock received upon the exercise of the NQO over the exercise price. An employee will also recognize ordinary income upon exercising a SAR. The amount of such income is the amount of any cash received and the fair market value of any shares of the Company's Common Stock received upon exercise of the SAR.

           Income tax withholding from the employee is required on the income recognized by the employee upon exercise of an NQO or a SAR. The Company ordinarily will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee upon exercise of an NQO or a SAR, subject to the restrictions on deductibility described under the subheading "Performance-Based Compensation - Section 162(m) Requirements" below or the ordinary income recognized on the disposition of Company Common Stock acquired pursuant to the exercise of an ISO.

    (b) Restricted Stock

           An employee will recognize ordinary income in an amount equal to the fair market value of the shares subject to the Restricted Stock grant at the time of vesting. Dividends paid to an employee on shares of Restricted Stock prior to the vesting of such shares are treated as ordinary income of the employee in the year received. The Company will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee, subject to the limitations on deductibility contained in
        Section 162(m).

    (c) Performance-Based Compensation - Section 162(m) Requirements

           The 1995 Stock Plan is intended to preserve the Company's tax deduction for certain events by complying with the terms of
        Section 162(m) and proposed regulations thereunder. Except when the Committee deems it in the best interest of the Company, the Committee will use its best efforts to ensure that grants of options, SARs and Restricted Stock to participants who are anticipated to be Covered Employees under the 1995 Stock Plan qualify as "performance-based compensation" for purposes of
        Section 162(m).

Shareholder Approval

    The Board of Directors believes it is in the best interest of the Company for the shareholders to approve the 1995 Stock Plan, including the material terms of the performance goals under which awards are granted. Thus, the Board recommends that shareholders vote FOR the proposal described above.

RATIFICATION OF APPOINTMENT OF AUDITORS

(Item 5)

    Subject to ratification by a majority of the shares represented at the Annual Meeting, Arthur Andersen LLP has been appointed by the Board of Directors as auditors of the Company for 1995. Arthur Andersen LLP also audited the Company's financial statements for 1994. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to questions.

    The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the shareholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviewed both the proposed audit scope and estimated audit fees for the coming year.

                           SHAREHOLDER PROPOSALS

    Shareholders who intend to submit proposals to the Company's share holders at the 1996 Annual Meeting must submit such proposals so that they are received by the Company no later than October 26, 1995 in order to be considered for inclusion in the Company's 1996 proxy materials. Shareholder proposals should be submitted to SunTrust Banks, Inc., Post Office Box 4418, Atlanta, Georgia 30302, Attention: Corporate Secretary.

                           VOTING AT THE MEETING

    Each shareholder of record at the close of business on February 15, 1995 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of Company Common Stock entitles the holder to one vote on any matter coming before a meeting of shareholders of the Company. On February 15, 1995, the record date for the Annual Meeting, there were 115,645,592 shares of Company Common Stock outstanding.

    A majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. The presence of a quorum, either in person or by proxy, and the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the appointment of auditors and to take most other actions, including approval of Items 2, 3 and 4. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote shall be necessary for the election of Directors. Shares beneficially held in street name are counted for quorum purposes if such shares are voted on at least one matter to be considered at the meeting. Broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of proposals nor voted for or against matters presented for shareholder consideration. Consequently, so long as a quorum is present, such non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions also are counted for purposes of determining the minimum number of affirmative votes required for approval of proposals and, accordingly, have the effect of a vote against those proposals. If a quorum is present, abstentions have no effect on the outcome of voting for directors.
    The cost of soliciting proxies will be borne by the Company. Corporate Investors Communications has been retained to assist in the solicitation of proxies for a fee of $6,500 plus expenses. Proxies may also be solicited by employees of the Company.

    The Board of Directors knows of no other matters which will be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

February 22, 1995

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